January 6, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Commissioners:

RE: VIVIC CORP.

We have read the statements made by Vivic Corp. under Item 4.01 of its Form 8-K filed on January 6, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Vivic Corp. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ HKCM CPA & Co.

HKCM CPA & Co.

Certified Public Accountants

Hong Kong, China